Exhibit 99.2

Lantronix, Inc.

Fourth Quarter Fiscal 2024 Earnings Call

Prepared Remarks

Introduction: Jeremy Whitaker

Good afternoon everyone and thank you for joining our quarterly earnings call. Joining me on the call today is our President and Chief Executive Officer, Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, management may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from management's current expectations. We encourage you to review the cautionary statements and risk factors contained in the earnings release, which was furnished to the SEC today and is available on our website, and in the Company’s SEC filings such as its 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Please refer to the news release and the financial information in the investor relations section of our website for additional details that will supplement management’s commentary.

Furthermore, during the call, the company will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I’ll now turn the call over to Saleel.

Saleel:   Thanks Jeremy and thank you everyone for joining us on the call today.

I am pleased to report record revenue of $49.1 million for the Fourth Quarter of FY 2024, a year-over-year increase of 41% compared to the same period of 2023, and a sequential increase of 19% compared to the March quarter. Non-GAAP EPS in FYQ4 grew 150% compared to the same period last year, demonstrating the leverage in our operating model as revenue grows.

Jeremy will provide you with more details and analysis on Fiscal Year 2024 and the Fourth Quarter financial results shortly.

At Lantronix, we enable Edge Intelligence with our Compute and Connect solutions, allowing our customers to improve both their operational efficiency and real-time decision making.

We understand the complexity of Edge Compute requirements and we provide our customers with complete solutions including hardware, software, device management, and design services. Because our offerings are differentiated, sticky, and help our customers solve problems, we’re able to achieve a relatively higher value for these solutions in the marketplace.

We remain focused on three key vertical markets – Smart Cities, Automotive, and Enterprise – that have double digital growth rates, favorable secular trends, and a combined Serviceable Addressable Market of approximately $8.5 billion representing a tremendous opportunity for Lantronix.

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Today, let me start with the Enterprise vertical market.

Our Out-of-Band Management Solutions business is performing very well and grew more than 70% from Fiscal year 2023 to Fiscal year 2024. Our Out-of-Band Management product portfolio makes it easier to securely manage distributed enterprise networks and devices by providing access, resiliency, and tools for daily management tasks and when a disruption occurs. For example, during the global CrowdStrike outage that occurred last month, our Out-of-Band Management products with remote access were likely used to reduce network downtime. Our solutions minimize mean time to recovery, allowing network administrators to restore the affected Windows devices, and get businesses back up and running again.

In addition to providing resiliency and recovery during an emergency, our Out-of-Band Management solutions make daily operational tasks easier, more efficient, and highly secure. In fact, our LM-Series products are a leader in the industry with patented automation that can greatly reduce the time to recovery during network outage events – malicious or accidental. Our Out-of-Band Management solutions have higher than our average corporate gross margin and are often combined with other Lantronix products such as IoT Gateways, Media Converters, and Recurring Services.

Also in the Enterprise vertical, we began shipping to our largest Videoconferencing customer that recently announced their next generation product.

In the Automotive vertical, our relationship with Togg continues to progress. The Turkish automotive OEM is looking at new software features that will require higher performance Compute modules, and we’re engaged with them on that.

Togg is also continuing to focus on its goal of introducing its new vehicles into Germany next calendar year. With these developments, we expect continued growth with this customer into the future.

Additionally, we recently secured a design services PO with a large German OEM that is developing a new infotainment platform for long and short-haul trucks. We’re pleased to have entered into this new relationship, and it shows great progress in our longer-term goal of winning new compute designs in our emerging Automotive Infotainment business.

In the Smart Cities vertical, we continue to work closely with our lead Smart Grid customer. During the June Quarter, we shipped just over $21 million in product to them as we expected, and while it will take them some time to digest and deploy this product with their customer, we believe that this can be an ongoing business for several years. In the current quarter Fiscal Q1 2025, we expect to deliver approximately $5million in product to them.

We believe that as the initial inventory is consumed, this business is transitioning into a run-rate business. We’re also very pleased to be partnering with them on expanding into the North American market. They are currently working with a large U.S. Energy company on a similar Smart Grid solution and will be supplying demo units for a Proof of Concept.

Many electrical grids are having to be upgraded significantly given the rise in energy demands, and these networks are requiring real-time decision-making at the Edge, which this device provides. While it’s still early days, we are pleased to be assisting our customer as they enter the large U.S. market.

Lastly, we‘re very excited to be working on new projects with our key partner, Qualcomm, related to Edge AI computing. In late June, we demonstrated our Percepxion Edge AI solution fully integrated with Qualcomm’s AI Hub at Qualcomm’s Industry Analyst Day.

This platform enables deployment of Edge AI solutions for vertical markets such as Smart City and Enterprise.

Qualcomm’s AI Hub, when combined with our Percepxion platform, reduces the complexity of Edge AI applications and simplifies the deployment of AI models.

Building on our platform, we’re closely collaborating with our compute partner who we expect to deploy our software tools at scale to help their developers build leading AI Edge solutions.

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While it’s still early days for us, the opportunity in Edge AI for Lantronix lies in providing integrated solutions using our Compute Modules and Edge AI gateways for customers looking to deploy solutions with the compute power needed to drive AI models at the edge of the network. In support of this, we were pleased to see our Percepxion platform win the 2024 Product of the Year Award from IoT Evolution World earlier this month.

To conclude, I’m very optimistic about Lantronix’s future given our strong balance sheet, the momentum in our Enterprise vertical specifically in Video Conferencing and Out of Band solutions, new engagements in Automotive Infotainment, diversifying into additional geographic regions with our Smart Grid customer, and our deepening relationship with Qualcomm enabling us to participate in the new mega trend of Edge AI

We are also mindful of inorganic; accretive growth opportunities and we will pursue those that fit within our portfolio and make economic sense. Our goal is to increase shareholder value - through both organic and inorganic growth.

With that, I will now hand the call back over to Jeremy.

Jeremy:  Thank you, Saleel.

Now I will provide the financial results and some business highlights for our Fiscal year 2024 and fourth quarter before commenting on our financial outlook for the first quarter of Fiscal 2025.

I will start with a brief recap of our Fiscal 2024. We reported record revenue of $160.3 million representing 22% growth from the prior year. In addition, we reported record non-GAAP earnings of $15.4 million representing 83% growth from the prior year. We also reported record non-GAAP EPS of $0.40 per share or 76% growth from the prior year.

The significant growth in non-GAAP earnings demonstrates the leverage in our operating model and our commitment to maintain financial discipline while still delivering record revenue for the fiscal year.

Not only did the team deliver record revenue and earnings, we also improved our balance sheet and liquidity from the prior year. We ended the year with cash of $26.2 million up 95% from the prior year by generating 18.6 million in cashflow from operations. We reduced inventories from $49.7 million in the prior year to $27.7 million, a reduction of 44%. Furthermore, we increased our working capital to $59 million, an increase of 17% from the prior year. In addition, this week we extended the maturity of our $16.2 million term loan by one year further improving our short-term liquidity. With these balance sheet and working capital improvements, we remain well positioned to drive our strategic growth plan.

Now turning to the FQ4 2024 results.

For FQ4 2024, we reported revenue of $49.1 million, slightly above the mid-point of our guide and an all-time record for Lantronix. Revenue was up 19% and 41% from the sequential and year ago periods, respectively.

IoT System Solutions increased by 33% and 156% from the sequential and year ago periods, respectively. The increase was primarily driven by the continued ramp of production shipments for our lead smart grid customer. In addition, the year-over-year increase was impacted by strong sales of our Out of Band Management products.

Sequentially, Embedded IoT Solutions was down 9% with continued contribution from our lead automotive customer. As expected, we experienced a year-on-year decline in Embedded IoT Solutions as the year ago period included two large customer designs that ended in FQ4 2023.

In FQ4 2024, Software and Services were down from the year ago period, primarily a function of the completion of two large design services projects that transitioned into production during the first half of Fiscal 2024.

GAAP gross margin was 38.1%for FQ4 2024 compared to 40.1% in the prior quarter and 39.5% in the year ago quarter.

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Non-GAAP gross margin was 38.8% for FQ4 2024 compared to 41.0% in the prior quarter and 39.9% in the year ago quarter.

The decline in gross margin percent was primarily related to charges taken related to the build-up of excess inventory costs. We expect gross margin percent to improve to the low to mid-40s as we don’t expect similar charges and an improvement in product mix in FQ1.

GAAP SG&A expenses for FQ4 2024 were $11.0 million compared with $8.0 million in the year-ago quarter and $9.8 million in the prior quarter.

GAAP R&D expenses for FQ4 2024 were $5.3 million, compared with $4.9 million in the year-ago quarter and $5.2 million in the prior quarter.

The increases in SG&A and R&D were driven by our record year for revenue and earnings which resulted in higher share-based and variable compensation during Fiscal 2024 as compared to Fiscal 2023.

In the upcoming quarter, we expect a sequential decrease in non-GAAP operating expenses related to continued cost containment and lower variable compensation.

GAAP net income was $386,000, or $0.01 per share, during FQ4 2024 compared to GAAP net loss of $1.7 million, or $0.05 per share, in the year ago quarter.

Non-GAAP net income increased by 160% from the year ago quarter demonstrating leverage in our operating model and strong cost control. Non-GAAP net income was $5.8 million, or $0.15 per share, and came in at the mid-point of our guide for FQ4 2024 compared to non-GAAP net income of $2.2 million, or $0.06 per share, in the year ago quarter.

Now turning to our outlook. For the first quarter of Fiscal 2025 we expect:

•	Revenue to be in the range of $34 to $38 million; and
•	Non-GAAP EPS in a range of $0.07 to $0.11 cents per share

The sequential decline for FQ1 was anticipated due to the steep ramp of our smart grid customer in FQ4 2024 as discussed on our previous earnings calls. During FQ4 2024, we delivered a record $21.4 million to this customer. In addition, we have received a follow on order from this customer and in FQ1 2025, we expect to deliver to them approximately $5 million of additional product. If we exclude this expected shipment from our FQ1 guidance, the balance of our revenue is expected to grow sequentially by approximately 10%.

As we look forward, we are focused on continued improvement of financial performance by enhancing the operational leverage of the business.

With that, we complete our prepared remarks for today, so I will now turn it over to the Operator to conduct our Q&A session.

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